Short-Term Bond Fund of America
August 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$23,680
Class B	$6
Class C	$126
Class F-1	$935
Class F-2	$3,187
Total	$27,934
Class 529-A	$2,178
Class 529-B	$1
Class 529-C	$84
Class 529-E	$72
Class 529-F-1	$483
Class R-1	$7
Class R-2	$80
Class R-2E*	$-
Class R-3	$225
Class R-4	$179
Class R-5	$80
Class R-5E*	$-
Class R-6	$9,407
Total	$12,796
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0771
Class B	$0.0173
Class C	$0.0126
Class F-1	$0.0666
Class F-2	$0.0930
Class 529-A	$0.0726
Class 529-B	$0.0136
Class 529-C	$0.0118
Class 529-E	$0.0412
Class 529-F-1	$0.0864
Class R-1	$0.0128
Class R-2	$0.0167
Class R-2E	$0.0502
Class R-3	$0.0396
Class R-4	$0.0688
Class R-5	$0.0978
Class R-5E	$0.0709
Class R-6	$0.1038
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	314,067
Class B	270
Class C	9,611
Class F-1	14,334
Class F-2	39,672
Total	377,954
Class 529-A	30,325
Class 529-B	58
Class 529-C	6,900
Class 529-E	1,722
Class 529-F-1	5,590
Class R-1	490
Class R-2	4,727
Class R-2E	23
Class R-3	5,482
Class R-4	2,701
Class R-5	909
Class R-5E	1
Class R-6	105,238
Total	164,166
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$9.98
Class B	$9.91
Class C	$9.87
Class F-1	$9.98
Class F-2	$9.98
Class 529-A	$9.98
Class 529-B	$9.87
Class 529-C	$9.84
Class 529-E	$9.97
Class 529-F-1	$9.98
Class R-1	$9.86
Class R-2	$9.86
Class R-2E	$9.97
Class R-3	$9.97
Class R-4	$9.98
Class R-5	$9.98
Class R-5E	$9.98
Class R-6	$9.98
* Amount less than one thousand.